Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
Chief Financial Officer
sbrumbaugh@padillaspeer.com
	763-354-1791	612-455-1754

Arctic Cat Announces Cash Buyback of 6.1 Million Class B Shares

From Suzuki Motor Corporation

▪	All-cash purchase for $79.3 million;

▪	Arctic Cat expects to end fiscal 2012 with more than $60 million in cash, following Suzuki share purchase;

▪	Arctic Cat’s outstanding shares reduced from 18.4 million to 12.3 million, while public share float unchanged;

▪	Suzuki to continue supplying Arctic Cat with snowmobile engines and engine parts, as planned;

▪	Investor conference call at 10 a.m. CT today

MINNEAPOLIS, December 28, 2011 – Arctic Cat Inc. (NASDAQ: ACAT) today announced that it has purchased all of Suzuki Motor Corporation’s approximately 6.1 million shares of Arctic Cat Class B common stock for a purchase price of $79.3 million. The stock buyback reduces Arctic Cat’s outstanding shares from 18.4 million to 12.3 million, increasing non-Suzuki shareholders’ ownership of outstanding common shares by approximately 33 percent, and leaves Arctic Cat’s public share float unchanged. Arctic Cat funded this purchase with existing cash on its balance sheet. The company expects to end its 2012 fiscal year with more than $60 million in cash and no debt, after deducting cash used for the share purchase from Suzuki.

Commented Claude Jordan, Arctic Cat’s president and chief executive officer: “Based on our current cash position and ongoing cash generation, we feel comfortable with this share purchase and believe it provides great value to our remaining shareholders. Suzuki has been a major shareholder since 1988 and a valued engine supplier for the Arctic Cat brand since 1976. We have benefited significantly from this long-standing relationship. Although Suzuki will no longer have an ownership stake in Arctic Cat, we look forward to continuing to purchase snowmobile engines for the next two model years, in addition to having Suzuki supply Arctic Cat with snowmobile engine parts to service existing engines after that time.”

As previously announced on June 10, 2010, Suzuki will supply snowmobile engines to Arctic Cat through the 2014 model year, as well as engine parts to service existing engines. Arctic Cat will move snowmobile engine manufacturing to its St. Cloud, Minn., facility, where the company has manufactured ATV engines since 2007.

In conjunction with the buyback of all of Suzuki’s Class B Arctic Cat shares, Suzuki’s representative has resigned from Arctic Cat’s board of directors, effective immediately. This is a position granted Suzuki as part of its ownership of the Class B shares, does not continue following the buyback and brings the total number on Arctic Cat’s board to seven, the majority of which are independent directors.

Investor Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call dial 1-800-762-8779. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available for one week by dialing 1-800-406-7325, passcode 4501572.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing;

changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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